UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
January 31, 2006
Rent-A-Center, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-25370	45-0491516
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)
5700 Tennyson Parkway
Suite 100
Plano, Texas 75024
(Address of principal executive offices, including zip code)
(972) 801-1100
(Registrant’s telephone number including area code)
Not Applicable
(Former name or former address if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-14(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On January 31, 2006, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Rent-A-Center, Inc. (the “Company”) established the final terms and approved the issuance of the long-term incentive awards to the Company’s officers, including the Company’s named executive officers (determined by reference to the Company’s proxy statement dated April 11, 2005), under the Amended and Restated Rent-A-Center, Inc. Long-Term Incentive Plan (the “Plan”) which were previously disclosed in a Form 8-K filed by the Company with the Securities and Exchange Commission on December 28, 2005. In addition, the Compensation Committee established the financial performance targets with respect to the 2006 cash bonus program and awarded a cash bonus of $205,500 to Mark E. Speese, the Company’s Chairman of the Board and Chief Executive Officer, with respect to Mr. Speese’s service to the Company during the 2005 fiscal year.
Long-Term Incentive Awards
     On January 31, 2006, the Compensation Committee established the final terms and approved the issuance of long-term incentive awards under the Plan to the Company’s officers, including the Company’s named executive officers set forth below.
     With respect to the named executive officers set forth below, the long-term incentive awards were issued as equity awards which were separated into three distinct tranches, (i) 50% of which were issued in options to purchase the Company’s common stock vesting ratably over a four-year period, (ii) 25% of which were issued in restricted stock units which will vest upon the executive’s completion of three years of continuous employment with the Company from January 31, 2006, and (iii) 25% of which were issued in restricted stock units subject to performance-based vesting condition discussed below (as such amount may be adjusted as described below). The following table sets forth the number of options and restricted stock units with respect to each type of award granted to the named executive officers set forth below:

		Time-Based	Performance-Based
	Options	Restricted Stock	Restricted Stock
Name and Principal Position(1)	Granted(2)	Units Granted	Units Granted
Mitchell E. Fadel	11,960	3,340	3,340
President & Chief Operating Officer
Robert D. Davis	5,320	1,485	1,485
Senior Vice President — Finance, Treasurer and Chief Financial Officer
Christopher A. Korst	3,190	890	890
Senior Vice President — General Counsel and Secretary

(1)	Dana F. Goble and Anthony M. Doll, who were named executive officers described in the Company’s Form 8-K filed on December 28, 2005, each resigned from the Company on January 4, 2006. Accordingly, Messrs. Goble and Doll were not granted a long-term incentive award.

(2)	The exercise price with respect to the options is $19.52 per share, based on the 30-day average price of the Company’s common stock as of January 25, 2006.

     The long-term incentive award issued to Mr. Speese on January 31, 2006 is a cash award, (i) $250,000 of which vests ratably over a four-year period ($62,500 on each anniversary date), (ii) $125,000 of which vests upon Mr. Speese’s completion of three years of continuous employment with the Company from January 31, 2006, and (iii) $125,000 of which is subject to the performance-based vesting condition described below (as such amount may be adjusted as set forth below).
     The performance-based vesting condition with respect to each of the long-term incentive awards discussed above is based upon the Company’s achievement of a specified three-year earnings before interest, taxes, depreciation and amortization (“EBITDA”) target. In addition, each of the performance-based aspects of the long-term incentive awards is subject to adjustment dependent upon the achievement of the performance-based target. The payout of the $125,000 of Mr. Speese’s long-term incentive award that is subject to such performance-based vesting condition will range from a minimum of $0 if the Company achieves less than 87.0% of the target EBITDA up to a maximum of $187,500 if the Company achieves at least 115.1% of the target EBITDA. The issuance of the stock underlying the performance-based restricted stock units granted to Messrs. Fadel, Davis and Korst will range from a minimum of zero shares to each individual if the Company achieves less than 87.0% of the target EBITDA, to a maximum of 5,010 shares with respect to Mr. Fadel, 2,228 shares with respect to Mr. Davis and 1,335 shares with respect to Mr. Korst, if the Company achieves at least 115.1% of the target EBITDA.
     The grant of the cash award to Mr. Speese was made pursuant to a Long-Term Incentive Cash Award Agreement, which was adopted by the Compensation Committee on January 31, 2006 for grants under the Plan. The grant of the restricted stock units to each of the other three named executive officers set forth above was made pursuant to a Stock Compensation Agreement, which was adopted by the Compensation Committee on January 31, 2006 for grants under the Plan.
Financial Performance Measures Under the 2006 Cash Bonus Program
     In addition, the Compensation Committee established the financial performance target which will be used to determine a portion of the 2006 cash bonus program. Under the 2006 cash bonus program, bonuses are established at a certain percentage of the eligible participant’s base salary, with the percentage depending on the individual’s position and responsibilities within the Company. With respect to Messrs. Fadel, Davis and Korst, of the cash bonus amount such executive may earn, 40% is contingent on the achievement by the Company of a specified amount of consolidated net income, and the remaining 60% is subject to the achievement of individual goals and objectives which are set at the beginning of the fiscal year. Mr. Speese does not participate in the 2006 cash bonus program.
Cash Bonus Payment to Mark E. Speese
     In addition, on January 31, 2006, the Compensation Committee awarded a cash bonus to Mark E. Speese, the Company’s Chairman of the Board and Chief Executive Officer, in the amount of $205,500, with respect to Mr. Speese’s service to the Company during the 2005 fiscal year.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

RENT-A-CENTER, INC.
Date: February 6, 2006	By:	/s/ Mitchell E. Fadel
		Name:	Mitchell E. Fadel
		Title:	President and Chief Operating Officer

4